EXHIBIT 5




                              October 25, 1995


Board of Directors
Electro Scientific Industries, Inc.
13900 NW Science Park Drive
Portland, Oregon  97229

            We have acted as counsel for Electro Scientific Industries, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the issuance of 300,000 shares of common stock, without par value, (the "Shares") of the Company pursuant to the Company's 1989 Stock Option Plan (the "Plan"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

            Based on the foregoing, it is our opinion that:

      1. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon; and

      2. The Shares issuable under the Plan have been duly authorized and, when issued in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    STOEL RIVES

                                    STOEL RIVES